Exhibit 4.11

Amendment No. 7
to the
The 401(k) Stock Purchase Plan for Employees of
Cullen/Frost Bankers, Inc. and Its Affiliates
(Effective as of January 1, 2013)

Whereas, Cullen/Frost Bankers, Inc. (the “Company”) maintains “The 401(k) Stock Purchase Plan for Employees of Cullen/Frost Bankers, Inc. and Its Affiliates,” as last amended and restated effective as of January 1, 2013 (“Plan”), for the benefit of its eligible employees and the eligible employees of any participating affiliate; and
Whereas, pursuant to Plan section 11.1 the Company may amend the Plan from time to time with respect to all employers participating under the Plan; and
Whereas, the Company desires to amend the Plan to meet the requirements of the Setting Every Community Up for Retirement Enhancement (SECURE) Act; to provide for coronavirus-related distributions, increased loan limits for coronavirus-related loans, deferrals of certain loan repayments, and required minimum distributions waivers for 2020 as permitted by under the Coronavirus Aid, Relief, and Economic Security (CARES) Act; and to provide for in-Plan Roth conversions.
Now, Therefore, in accordance with the provisions of Plan section 11.1, the following actions are hereby taken and the Plan shall be amended, effective as of January 1, 2020 unless otherwise stated, in the following respects:
1.    The second paragraph of Plan section 2.1(r) is hereby amended to provide as follows:
    For purposes of this subsection (r), if an Employee is employed in an employment status where he is scheduled to perform less than 1,000 Hours of Service during any 12-consecutive-month period, such Employee will be immediately eligible to participate in the Plan at such time as when (A) he performs at least 1,000 Hours of Service during any such 12-consecutive-month period and that such Employee shall immediately be considered to have satisfied the eligibility requirements of Plan section 3.1 or (B) he becomes a Long-Term Employee and that such Long-Term Employee shall immediately be considered to have satisfied the eligibility requirements of Plan section 3.1 solely for purposes of After-Tax, Before-Tax, Roth Elective Deferrals and Catch-Up Contributions. The determination of an Employee’s employment status shall be made by the Employer in accordance with its standard employment practices, which shall be applied in a nondiscriminatory manner and communicated to its Employees.
2.    Sections 2.1(bb)-(rr) are hereby renumbered as section 2.1(cc)-(ss), respectively, and a new section 2.1(bb) is hereby added to the Plan to provide as follows:
(bb)    “Long-Term Employee” means an Employee who does not meet the requirements of an Eligible Employee but who has at least 500 Hours of Service for each year of a three consecutive 12-month period as measured at the end of such three-year period. A Long-Term Employee shall remain a Long-Term Employee until the Employee otherwise meets the requirements of an Eligible Employee or incurs a Severance of Service.
3.    A new section 3.3(a)(3) is hereby added to the Plan to provide as follows:
(3)    For purposes of vesting in Contributions other than After-Tax, Before-Tax, Roth Elective Deferral or Rollover Contributions, each 12-month period for which a Long-Term Employee has at least 500 hours of Service shall be treated as a year of Service. Computation of any 12-month period for purposes of determining whether an Employee is a Long-Term Employee shall be made with reference to the Employee’s Employment Commencement Date. Notwithstanding the foregoing, 12-month periods beginning before January 1, 2021 shall not be taken into account in determining whether an Employee is a Long-Term Employee.
4.    A new section 4.10(i) is hereby added to the Plan to provide as follows:
(i)    Long-Term Employees. At such time as the Plan is no longer an ACP Test Safe Harbor Plan, each Long-Term Employee shall not be included for purposes of the limitation based upon ACP Test; provided, that such Employee shall be included as of the first Plan Year beginning after the Plan Year in which the Employee otherwise meets the requirements of an Eligible Employee.

5.    Section 6.6(b)(2)(A) is hereby amended to provide as follows:
(A)    If the Member’s surviving Spouse is the Member’s sole designated Beneficiary, then, except as provided in the Plan, distributions to the surviving Spouse will begin by December 31 of the calendar year immediately following the calendar year in which the Member died, or by December 31 of the calendar year in which the Member would have attained age 72 (or age 70½ with respect to individuals who attained age 70½ prior to January 1, 2020), if later.
5.    Section 6.7(a) is hereby amended to provide as follows:
(a)    The Member’s attainment of age 72 (or age 70½ with respect to individuals who attained age 70½ prior to January 1, 2020) or
6.    Effective March 27, 2020, Section 6.7 is hereby amended by adding a new paragraph to the end of such section to provide as follows:
    Notwithstanding anything in this Plan section 6.7 to the contrary, a Member or Beneficiary who would have been required to receive required minimum distributions in 2020 but has not yet taken the required minimum distribution will not receive those distributions in 2020 unless the Member or Beneficiary elects to receive such distributions. For purposes of applying Plan section 6.7 for calendar years after 2020, the required beginning date with respect to any Member shall be determined without regard to this paragraph of Plan section 6.7.
7.    Section 6.8(c)(6) is hereby amended, section 6.8(c)(7) is hereby renumbered as section 6.8(c)(8), and a new section 6.8(c)(7) is hereby added to provide as follows:
(6)    Expenses for the repair of damage to the Participant’s principal residence that would qualify for the casualty deduction under Code section 165 (determined without regard to whether the loss exceeds 10 percent of adjusted gross income);
(7)    Expenses and losses (including loss of income) incurred by the Participant on account of a disaster declared by the Federal Emergency Management Agency (FEMA) under the Robert T. Stafford Disaster Relief and Emergency Assistance Act, Public Law 100-202, provided that the Participant’s principal residence or principal place of employment at the time of the disaster was located in an area designated by FEMA for individual assistance with respect to the disaster; or
(8)    Any other event added to this list by the Commissioner of Internal Revenue.
8.    Effective March 27, 2020, a new Section 6.8(f) is hereby added to the Plan to provide as follows:
(f)    Coronavirus-Related Distributions. Subject to the requirements of this Plan section 6.8(f), each Member who is a Qualified Member shall be eligible to receive a distribution from the Plan of all or a portion of the vested interest in all of the Qualified Member’s Accounts and the earnings thereon in an amount not to exceed $100,000 (reduced by the aggregate amount of such distributions received from all other plans maintained by Affiliates) (a “CRD”).
(1)    For purposes of this Plan section 6.8(f) and Plan section 6.9(p), a “Qualified Member” means a Member—
(A)    who is diagnosed with the virus SARS–CoV–2 or with coronavirus disease 2019 (COVID–19) by a test approved by the Centers for Disease Control and Prevention (the “CDC”),
(B)    whose Spouse or dependent (as defined in section 152 of the Code) is diagnosed with such virus or disease by a test approved by the CDC, or
(C)    who experiences adverse financial consequences as a result of being quarantined, being furloughed or laid off or having work hours reduced due to such virus or disease, being unable to work due to lack of child care due to such virus or disease, closing or reducing hours of a business owned or operated by the individual due to such virus or disease, or other factors as determined by the Secretary of the Treasury (or the Secretary’s delegate).
The Committee (or its delegate) may rely on a Member’s certification, in such form as required by the Committee, that the Member satisfies the conditions of Plan section  6.8(f)(1) in determining whether any distribution is a CRD.

(2    Any Qualified Member who receive CRD may, at any time during the three-year period beginning on the day after the date on which the CRD was received, make one or more contributions in an aggregate amount not to exceed the amount of the CRD to the Plan, and, notwithstanding Plan section 6.8(f)(3), to the extent of the amount of the contribution, the contribution shall be treated as having been received as an Eligible Rollover Distribution (as defined in Plan section 6.11(b)(4)) and as having been transferred to the Plan in a direct trustee-to-trustee transfer within 60 days of the distribution.
(3)    Notwithstanding anything in the Plan to the contrary, except Plan section 6.8(f)(2), for purposes of sections 401(a)(31), 402(f), and 3405 of the Code, a CRD shall not be treated as an Eligible Rollover Distribution (as defined in Plan section 6.11(b)(4)) (for the avoidance of doubt, 20% mandatory withholding shall not be required with respect to such CRD).
(4)    Distributions under this Plan section 6.8(f) shall be permitted during the period commencing on January 1, 2020 and ending on December 31, 2020.
9.    A new section 6.9(o) is hereby added to the Plan to provide as follows:
(o)    Restriction on Form of Loan. No loan is permitted to be made under the Plan on or after December 20, 2019 through the use of a credit card or any other similar arrangement.

10.    Effective March 27, 2020, a new section 6.9(p) is hereby added to the Plan to provide as follows:
(p)    Coronavirus-Related Loans.
(1)    Notwithstanding Plan section 6.9(c), in the case of any loan made after March 27, 2020 and on or before September 23, 2020 to an Member who is a Qualified Member (as defined in Plan section 6.8(f)(1)), the maximum amount of a loan may not exceed the lesser of:
(A)    $100,000 reduced by the person’s highest outstanding loan balance from the Plan during the preceding one-year period, or
(B)    100% of the present value of the person’s vested Account balance under the Plan determined as of the date on which the loan is approved by the Committee.
    Loans available under the special provisions of this Plan section 6.9(p) shall be subject to all the requirements of loans taken under the Plan as set forth in Plan section 6.9, except the $50,000 and 50% limits prescribed under Plan section 6.9(c). For example, a person may have only two outstanding loans from the Plan, including a loan subject to this Plan section 6.9(p), at any time.
(2)    Notwithstanding anything in Plan section 6.9 to the contrary, in the case of a Qualified Member with an outstanding loan (as of or after March 27, 2020) from the Plan: (a) if the due date for any repayment with respect to such loan occurs during the period beginning on March 27, 2020 and ending on December 31, 2020, the Qualified Member may elect to have such due date delayed until 2021, (b) any subsequent repayments with respect to any such loan shall be appropriately adjusted to reflect the delay in the due date and any interest accruing during such delay, and (c) in determining the five-year period and the term of a loan, the period described in clause (a) of this Plan section 6.9(p)(2) shall be disregarded.
11.    A new section 6.13 is hereby added to the Plan to provide as follows:
    6.13    In-Plan Roth Conversion
    A Member may elect to roll over any vested portion of his or her Account into his or her Roth Elective Deferral Account in accordance with the provisions of Section 402A(c)(4) of the Code. Amounts rolled over pursuant to this Section 6.13 (and applicable earnings) shall be subject to the same distribution restrictions that were applicable to the amount before the rollover.

12.    A new section 13.1(d) is hereby added to the Plan to provide as follows:
(d)    Long-Term Employees. Each Long-Term Employee shall not be included for purposes of the vesting and benefit requirements if the Plan is determined to be top-heavy; provided, that such Employee shall be included for such purposes as of the first Plan Year beginning after the Plan Year in which the Employee otherwise meets the requirements of an Eligible Employee.
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In Witness Whereof, the Company has caused this instrument to be executed by its duly authorized officers effective as of the date provided herein.

Cullen/Frost Bankers, Inc.

Attest:		By:	/s/ Annette Alonzo

By:	/s/ Janet Lane	Its:	Group Executive Vice President

Its:	EVP	Date:	November 6, 2020

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